The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 3, 2023

Citigroup Global Markets Holdings Inc.	April , 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Dual Digital Knock-out Securities Linked to the S&P 500® Index Due December 22, 2023

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not guarantee full repayment of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the underlying specified below over the term of the securities.

▪	The securities offer the opportunity to receive one of two possible fixed (digital) payments at maturity. You will receive the upper digital payout specified below at maturity only if a knock-out event does not occur. As described in more detail below, a knock-out event will occur if the level of the underlying fluctuates below the lower knock-out value specified below or above the upper knock-out value specified below at any time during the term of the securities. If a knock-out event occurs, you will receive the lower digital payout specified below at maturity. The lower digital payout is [76.093]% less than the stated principal amount of the securities, and therefore would represent a significant loss on your investment in the securities.

▪	The securities offer the opportunity for a positive return at maturity only so long as the level of the underlying remains within a limited band at all times over the term of the securities. There is a high likelihood that you will incur a significant loss on your investment in the securities. The securities are designed for investors who are willing and able to accept a high likelihood of a significant loss at maturity in exchange for the potential for a positive return offered by the securities.

▪	Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The S&P 500® Index
Stated principal amount:	$1,000 per security
Pricing date:	April 3, 2023
Issue date:	April 6, 2023
Valuation date:	December 15, 2023, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	December 22, 2023
Payment at maturity:

You will receive at maturity for each $1,000 stated principal amount security you then hold:

▪ If a knock-out event has not occurred: the upper digital payout

▪ If a knock-out event has occurred: the lower digital payout

If a knock-out event has occurred, you will lose [76.093]% of your investment in the securities.

Upper digital payout:	$[8,692.15] per security
Lower digital payout:	$[239.07] per security
Initial underlying value:	[ ], which is a value of the underlying determined on the pricing date in the sole discretion of the calculation agent. The initial underlying value is not the closing value of the underlying on the pricing date. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial underlying value, that might affect the value of your securities.
Final underlying value:	The settlement value of the underlying on the valuation date
Knock-out event:	A knock-out event will occur if: (i) the intra-day level of the underlying at any time on any scheduled trading day during the observation period is equal to or less than the lower knock-out value or equal to or greater than the upper knock-out value or (ii) the final underlying value is equal to or less than the lower knock-out value or equal to or greater than the upper knock-out value
Observation period:	The period from and including the pricing date to but excluding the scheduled valuation date
Lower knock-out value:	[3,450.00], [ ]% of the initial underlying value
Upper knock-out value:	[4,400.00], [ ]% of the initial underlying value
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17331HNK8 / US17331HNK85
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$--	$1,000.00
Total:	$	$--	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $[925] per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021          Underlying Supplement No. 10 dated May 11, 2021
Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical values of the underlying indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on whether a knock-out event actually occurs. It is impossible to predict whether you will realize a gain or a loss on your investment in the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying value, lower knock-out value or upper knock-out value. For the actual initial underlying value, lower knock-out value and upper knock-out value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual values, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Hypothetical initial underlying value	Hypothetical lower knock-out value	Hypothetical upper knock-out value
100.00	85.00 (85.00% of the initial underlying value)	105.00 (105.00% of the initial underlying value)

Example 1—Upside Scenario. The lowest intra-day level of the underlying at any time on any scheduled trading day during the observation period is 90.00 and the highest intra-day level of the underlying at any time on any scheduled trading day during the observation period is 100.00, and the final underlying value is between those levels. In this scenario, a knock-out event does not occur, and you would receive a payment at maturity per security equal to the upper digital payout of $[8,692.15].

Example 2—Downside Scenario A. The lowest intra-day level of the underlying at any time on any scheduled trading day during the observation period is 80.00 and the highest intra-day level of the underlying at any time on any scheduled trading day during the observation period is 100.00. In this example, the intra-day level of the underlying was less than the lower knock-out value on a scheduled trading day during the observation period, and as a result a knock-out event has occurred. In this scenario, you would receive a payment at maturity per security equal to the lower digital payout of $[239.07], representing a loss of [76.093]% on your investment in the securities.

Example 3—Downside Scenario B. The lowest intra-day level of the underlying at any time on any scheduled trading day during the observation period is 90.00 and the highest intra-day level of the underlying at any time on any scheduled trading day during the observation period is 110.00. In this example, the intra-day level of the underlying was greater than the upper knock-out value on a scheduled trading day during the observation period, and as a result a knock-out event has occurred. In this scenario, you would receive a payment at maturity per security equal to the lower digital payout of $[239.07], representing a loss of [76.093]% on your investment in the securities.

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	There is a high likelihood that you will incur a significant loss on your investment in the securities. If a knock-out event occurs, you will incur a significant loss on your investment in the securities. A knock-out event will occur if the intra-day level of the underlying at any time on any scheduled trading day during the observation period fluctuates below the lower knock-out value or above the upper knock-out value, or if the final underlying value is below or above those values. A knock-out event may occur even if only as a result of a temporary drop or spike in the intra-day level of the underlying that is quickly reversed. If a knock-out event occurs, you will receive only the lower digital payout at maturity. There is a high likelihood that you will receive only the lower digital payout at maturity, which would represent a significant loss on your investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	The probability that a knock-out event will occur will depend in part on the volatility of the underlying. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decrease or increase over the term of the securities and a knock-out event will occur. The underlying has historically experienced significant volatility. As a result, there is a significant risk that a knock-out event will occur and that you will receive only the lower digital payout at maturity. The terms of the securities are set, in part, based on expectations about the volatility of the underlying as of the pricing date. If expectations about the volatility of the underlying change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the securities may prove to be riskier than initially expected.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the value of the underlying, the volatility of the value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the investment view represented by the securities. The fact that we are offering the securities does not mean that we believe that investing in the securities is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including long or short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment in the securities. These and other activities of our affiliates may affect the value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, Citibank, N.A., as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlying may affect the value of your securities. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

Citigroup Global Markets Holdings Inc.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities discussed herein. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Settlement Value

The “settlement value” of the underlying on any date is the final settlement price on such date.

Final Settlement Price of the Underlying

The “final settlement price” of the underlying means, subject to adjustment and/or correction as provided below and subject as provided in the definition of “ETC valuation date” below, the exercise-settlement value (being the CBOE S&P 500 Index Settlement Value) (Bloomberg: SPXSET Index) published by the ETC exchange which is used to determine the official settlement price (however described under the rules of the ETC exchange or its clearing house) of the exchange-traded contract on the ETC valuation date, as determined by the calculation agent; provided that if the final settlement price is not available, as determined by the calculation agent, on the scheduled valuation date as a result of the occurrence of an ETC disruption event, the final settlement price in respect of the underlying shall be the fallback settlement price.

According to publicly available information published by the Chicago Board Options Exchange, the exercise-settlement value of the underlying is calculated using the opening sales price in the primary market of each component security of the underlying on the date in question.

The “fallback settlement price” of the underlying means the closing level of the underlying on the valuation date, as determined by the calculation agent, as the valuation date may be postponed as provided in the accompanying product supplement.

“ETC disruption event” means, in respect of the exchange-traded contract relating to the underlying:

(a) trading in respect of such exchange-traded contract never commences; or

(b) trading in respect of such exchange-traded contract is permanently discontinued at any time on or prior to the scheduled valuation date, in each case, as determined by the calculation agent.

“ETC exchange” means, in respect of the exchange-traded contract in respect of the underlying, the Chicago Board Options Exchange, or any successor or alternative to such exchange on which options denominated in the U.S. dollars relating to the underlying are trading, as determined by the calculation agent.

“ETC valuation date” means the scheduled valuation date (without regard to postponement as provided in the accompanying product supplement), or if the official settlement price (however described under the rules of the ETC exchange or its clearing house) of the exchange-traded contract is not published by the ETC exchange on such day (other than in circumstances which would constitute an ETC disruption event), the next following day on which such official settlement price is published by the ETC exchange, provided that if the official settlement price of such exchange-traded contract is not published by the ETC exchange (a) on each of five consecutive scheduled trading days in respect of the underlying from (and including) the scheduled valuation date; or, (b) if earlier, by the business day immediately preceding the maturity date, the last consecutive scheduled trading day or, as the case may be, the business day immediately preceding the maturity date shall be deemed to be the ETC valuation date and the calculation agent shall determine the exercise-settlement value of the underlying in its reasonable discretion, and such determination by the calculation agent shall be deemed to be the final settlement price in respect of the ETC valuation date.

“Exchange-traded contract” with respect to an underlying means option contracts relating to the underlying traded on the related exchange and expiring on the open or, if none, futures contracts relating to that underlying traded on the related exchange, in either case, with a scheduled expiry date which is the same date as the scheduled valuation date, as determined by the calculation agent.

Adjustment to the Terms of the Exchange-Traded Contract

In the event any term of the exchange-traded contract with respect to the underlying is changed or modified by the ETC exchange, and such change or modification is determined by the calculation agent to have a material effect on the securities, including any amounts payable under the securities, the calculation agent will (i) determine the appropriate adjustments, if any, to be made to any one or more terms of the securities, to account for the economic effect on the securities of such change or modification, including, without limitation, any variable or term relating to the payment at maturity and (ii) once determined, make such appropriate adjustments for and on behalf of the issuer.

Correction of the Final Settlement Price

In the event that the final settlement price of the underlying is subsequently corrected and the correction is published on or before the second business day prior to the maturity date, the calculation agent will determine the adjustment to be made to the payment at maturity as a result of such correction to the final settlement price and, to the extent necessary, may adjust any terms of the securities to account for such correction.

Calculation agent

Citigroup Global Markets Holdings Inc.

The calculation agent for the securities is Citibank, N.A.

Citigroup Global Markets Holdings Inc.

Information About the S&P 500 ® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on April 3, 2023 was 4,112.36.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2013 to April 3, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2013 to April 3, 2023

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, subject to the discussion below under “Continuous Observation of Underlying Value,” a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement and the discussion below under “Continuous Observation of Underlying Value,” the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be short-term capital gain or loss.

Please see the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders--Securities Treated as Prepaid Forward Contracts” in the accompanying product supplement for further discussion about the U.S. federal income tax consequences of the ownership and disposition of the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

Continuous Observation of Underlying Value. Because the payment at maturity may be determined by reference to the value of the underlying at any time during the period from the Pricing Date to the Valuation Date, it is possible that the payment at maturity could become fixed prior to the valuation date (an “Early Fixing Event”). Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its securities for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any loss on the securities, and the U.S. Holder’s tax consequences of holding the securities after the Early Fixing Event would likely be significantly affected. In particular, a U.S. Holder would potentially be required to recognize ordinary interest income on the securities in advance of their retirement or earlier disposition, and any gain upon disposition thereafter would likely be treated as ordinary income. A Non-U.S. Holder might be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the securities. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement. You should consult your tax adviser regarding the consequences of an Early Fixing Event.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

Citigroup Global Markets Holdings Inc.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately two weeks following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the two-week temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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